Exhibit (a)(5)(iii)

Alfasigma S.p.A. tender offer for Intercept Pharmaceuticals, Inc. commences

Bologna, Italy– October 11, 2023 — Alfasigma S.p.A. (“Alfasigma”) today announced that its wholly-owned subsidiary, Interstellar Acquisition Inc., a Delaware corporation (“Purchaser”), has commenced a cash tender offer to purchase all of the outstanding shares of common stock, par value USD $0.001 per share, of Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) (“Intercept”) for a price of USD $19.00 per share, net to the holder thereof in cash, without interest, less any applicable withholding of taxes (the “Offer”). The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 11, 2023, and the related Letter of Transmittal and pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of September 26, 2023, among Alfasigma, Purchaser and Intercept.

The Offer will expire at 12:00 midnight, Eastern Time, on November 8, 2023 (one minute after 11:59 p.m., Eastern Time, on November 7, 2023), unless extended (the latest time and date at which the Offer will expire, the “Expiration Date”). Any extension of the Offer will be followed by public announcement of the extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

Alfasigma will file today a Tender Offer Statement on Schedule TO with the United States Securities and Exchange Commission (the “SEC”). The Offer to Purchase contained within the Schedule TO sets out the full terms and conditions of the Offer.

Intercept will file today a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, which includes, among other things, the recommendation of Intercept’s board of directors that Intercept’s stockholders accept the Offer and tender their shares of Intercept common stock pursuant to the Offer.

The Offer is subject to customary closing conditions, including the tender of at least a majority of the outstanding shares of Intercept common stock and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Offer is subject to other important conditions set forth in the Offer to Purchase. The Offer is not subject to a financing condition.

The information agent for the tender offer is Georgeson LLC. Intercept stockholders who need additional copies of the Offer to Purchase, Letter of Transmittal or related materials or who have questions regarding the tender offer should contact the information agent toll free at +1 888-293-6812 or via email at ICPTOffer@Georgeson.com.

Computershare Trust Company, N.A. is acting as the depositary and paying agent in the Offer.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for any tender offer materials that Intercept or Alfasigma will file with the SEC. On October 11, 2023, Purchaser and Alfasigma will file a Tender Offer Statement on Schedule TO with the SEC and Intercept will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, in each case with respect to the Offer. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and other offer documents) and the Solicitation/Recommendation Statement contain important information that should be read carefully when they become available and considered before any decision is made with respect to the Offer. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of the Company at no expense to them. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC, the information agent for the Offer, at ICPTOffer@Georgeson.com.

Disclaimer

This release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Alfasigma and certain of the plans and objectives of Alfasigma with respect to these items, including without limitation completion of the Offer and merger and any expected benefits of the merger, and certain forward-looking statements regarding Intercept, including without limitation with respect to its business, the Offer and merger, the expected timetable for completing the transaction, and the strategic and other potential benefits of the transaction. Completion of the Offer and merger are subject to conditions, including satisfaction of a minimum tender condition and the need for regulatory approvals, and there can be no assurance that those conditions can be satisfied or that the transactions described in this release (the “Transactions”) will be completed or will be completed when expected. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates,” “projects,” “potential,” “continues” or “believes,” or variations of such words and phrases, or by statements that certain actions, events, conditions, circumstances or results “may,” “could,” “should,” “would,” “might” or “will” be taken, occur or be achieved. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, (i) the risk that not all conditions of the Offer or the merger will be satisfied or waived; (ii) uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions; (iii) uncertainties as to the timing of the Offer and merger; (iv) uncertainties as to how many of Intercept’s stockholders will tender their stock in the Offer; (v) the possibility that competing offers will be made; (vi) the failure to complete the Offer or the merger in the timeframe expected by the parties or at all; (vii) the outcome of legal proceedings that may be instituted against Intercept and/or others relating to the Transactions; (viii) the risk that the Transactions disrupt current plans and operations of Intercept and adversely affect its ability to maintain relationships with employees, customers, or suppliers; (ix) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate Intercept’s operations into those of Alfasigma; (x) the successful implementation of Alfasigma’s strategy and the ability to realize the benefits of this strategy; (xi) domestic and global economic and business conditions; (xii) regulatory developments affecting Alfasigma’s and/or Intercept’s actual or proposed products or technologies; (xiii) political, economic and other developments in countries where Alfasigma operates; (xiv) industry consolidation and competition; (xv) the possibility that Alfasigma’s business and/or Intercept’s business will be adversely impacted during the pendency of the Transactions, and (xvi) other risk factors described in Intercept’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Any forward-looking statements in this release are based upon information known to Alfasigma on the date of this announcement. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Neither Alfasigma nor Intercept undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Alfasigma

Alfasigma is one of Italy's leading pharmaceutical companies with a strong international position. The Group has a worldwide presence in over 100 countries where about 3000 people work in research, development, production and distribution. In Italy, Alfasigma is a leader in the prescription products market where, in addition to its strong focus on gastro-intestinal products, it is present in several primary care therapeutic areas. It is popular with the consumer public for a number of nutraceuticals & food supplements that respond to different needs, and that are well known and deeply rooted in the Italian families’ experience. Its historical headquarters is in Bologna, to which another headquarter was added in Milan, while the production sites are: in Italy, in Pomezia (RM), Alanno (PE), Sermoneta (LT) and Trezzano Rosa (MI) and abroad in Tortosa in Spain and in Shreveport (Louisiana) in the United States. The R&D laboratories are in Pomezia and in the Parco Scientifico Tecnologico Kilometro Rosso in Bergamo.

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Contact Information:

Information Agent for the Offer

Georgeson LLC

+1 888-293-6812

ICPTOffer@Georgeson.com

Alfasigma S.p.A.

Corporate Communication

Simona Gelpi  simona.gelpi@alfasigma.com

Gea Gardini     gea.gardini@alfasigma.com

www.alfasigma.it

iCorporate

Luca Bolzoni luca.bolzoni@icorporate.it +39.347.6498627

Alberto Colombini alberto.colombini@icorporate.it + 39.335.1222631

Tancredi Intelligent Communication

Emma Valgimigli  emma@tancredigroup.com

Emma Hodges hemma@tancredigroup.com

alfasigma@tancredigroup.com

+44 203 434 2330

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